UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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UNIVERSAL LOGISTICS HOLDINGS, INC.

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Universal Logistics Holdings, Inc. 12755 E. Nine Mile Road Warren, Michigan 48089 586-920-0100 www.universallogistics.com

March 28, 2019

To our Shareholders:

You are cordially invited to our Annual Meeting of Shareholders on Thursday, April 25, 2019 at 10:00 a.m. Eastern Time at our headquarters in Warren, Michigan.

The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our operations and respond to your questions.

We urge you to carefully consider the information regarding the proposals to be presented at the meeting. Your vote on the proposals presented in the accompanying notice and proxy statement is important. Voting instructions may be found in the proxy statement and on the enclosed proxy card. Please submit your vote today by internet, telephone or mail.

Thank you for your continued support of Universal, and I look forward to seeing you on April 25.

Sincerely,

Jeff Rogers

Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date:	April 25, 2019
Time:	10:00 AM Eastern Time
Place:	Universal Logistics Holdings, Inc. 12755 E. Nine Mile Road Warren, Michigan 48089

The purposes of the Annual Meeting are:

1.	To elect 10 directors for the coming year

2.	To ratify the selection of BDO USA, LLP as our independent auditors for 2019

3.	To conduct an advisory vote on a shareholder proposal for majority voting in uncontested director elections

4.	To transact such other business as may properly come before the Annual Meeting

The board of directors recommends that you vote for each nominee and for the selection of BDO USA, LLP as our independent auditors for 2019. The board of directors makes no recommendation with respect to the advisory vote on the shareholder proposal.

Shareholders of record at the close of business on March 15, 2019 are entitled to vote at the meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting.

By Order of the Board of Directors,

Steven Fitzpatrick

Vice President – Finance and Secretary

March 28, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO
BE HELD ON APRIL 25, 2019: THIS PROXY STATEMENT AND THE 2018 ANNUAL REPORT TO SHAREHOLDERS ARE
AVAILABLE AT: HTTP://WWW.PROXYVOTE.COM

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PART I – CORPORATE GOVERNANCE

PART I	CORPORATE GOVERNANCE

This section of our proxy statement provides information on fundamental corporate governance matters, the qualifications and experience of our director nominees and the structure of our board of directors and its committees. Our proxy statement is first being distributed to shareholders on or about March 28, 2019.

Applicable Corporate Governance Requirements

Our common stock is listed on the Nasdaq Global Market. We are subject to NASDAQ listing standards, including those relating to corporate governance. We are also subject to the rules and regulations of the Securities and Exchange Commission.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. We maintain the Code Conduct on our website at http://investors.universallogistics.com/corporate-governance-highlights, where you may find it free of charge. We will post in the same location information regarding any amendment to the Code or waivers for officers and directors.

Director Nominees

Matthew T. Moroun

Age 45 Director Since 2004 Not Independent Committees: » Executive (Chair) » Compensation and Stock Option (Chair)

BACKGROUND

Matthew Moroun is the Chairman of our Board of Directors. He is also the sole shareholder, President and a director of DIBC Holdings, Inc., a holding company based in Warren, Michigan. Mr. Moroun is also the sole shareholder of CenTra, Inc., a holding company based in Warren, Michigan. Mr. Moroun has served as a director of CenTra since 1993. Mr. Moroun is also the principal shareholder and Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing transportation services.

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1992 and its Chairman since 2007.

QUALIFICATIONS

Mr. Moroun’s extensive executive experience with businesses providing transportation, logistics, real estate, insurance, and related services enables him to offer invaluable leadership, important perspectives, and practical insight. His industry experience allows him to lead and contribute regularly and meaningfully to the Board’s role of evaluating the Company’s strategic planning, budgeting and performance.

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PART I – CORPORATE GOVERNANCE

Manuel J. Moroun

Age 91 Director Since 2004 Not Independent Committees: » None

BACKGROUND

Mr. Moroun is the founder of a predecessor to the Company and various other transportation businesses located in Warren, Michigan. He is a director and the Chief Executive Officer of Detroit International Bridge Company, which owns and operates the Ambassador Bridge in Detroit, Michigan. Mr. Moroun has been a principal shareholder, director and officer in other family owned businesses engaged in providing transportation, logistics and related services. Manuel J. Moroun is the father of Matthew T. Moroun.

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Moroun has served since 2002 as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI).

QUALIFICATIONS

With over 60 years of experience in starting, managing and financing transportation businesses, Mr. Moroun brings the perspective and insight of a successful transportation entrepreneur to the Board’s role in evaluating the Company’s strategic planning and performance. His historical industry experience is invaluable to the Board.

Grant E. Belanger

Age 58 Director Since 2016 Independent Committees: » Audit

BACKGROUND

Mr. Belanger was elected to the Board in July 2016. He is currently a principal of G. Belanger Consultants LLC, a management consulting firm. He retired in 2015 from Ford Motor Company, where he held various management positions for 30 years. From 2013 to 2015, Mr. Belanger was the Executive Director of Material Planning and Logistics, which is responsible for coordinating Ford’s production processes and optimizing its global supply chain. He previously served as Deputy General Manager and a member of the board of directors of Ford Otosan and held other management positions at Ford in manufacturing, purchasing and material planning and logistics in North America and South America. Mr. Belanger holds a Bachelor of Science in Business Administration from the University of Arizona and an M.B.A. from Syracuse University.

OTHER PUBLIC COMPANY BOARD SERVICE

From May 2011 to September 2013, Mr. Belanger served as a member of the board of directors of Ford Otosan, a publicly traded joint venture between Ford and Koc Holding located in Kocaeli, Turkey.

QUALIFICATIONS

Mr. Belanger brings to the Board demonstrated leadership abilities and a keen understanding of the transportation, logistics and manufacturing businesses, both domestically and internationally. His ability to offer the Original Equipment Manufacturer (OEM) perspective on critical business issues is invaluable to the Board.

Frederick P. Calderone

Age 68 Director Since 2009 Not Independent Committees: » None

BACKGROUND

Mr. Calderone retired in 2017 after over 20 years of service as a Vice President of CenTra, Inc., which is a holding company headquartered in Warren, Michigan. During his career at CenTra, Mr. Calderone was widely recognized for his expertise in corporate, partnership and individual income tax matters; estate planning; tax planning for multinational businesses; mergers, acquisitions and commercial transactions; tax controversies and litigation; and corporate accounting. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, a predecessor to Deloitte LLP.

OTHER PUBLIC COMPANY BOARD SERVICE Mr. Calderone has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1998.

QUALIFICATIONS

Mr. Calderone is a certified public accountant, attorney and tax specialist with a long history of advising and providing executive oversight to transportation companies. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation and budgeting, Mr. Calderone brings to the Board a unique combination of expertise in accounting, strategic planning and finance.

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PART I – CORPORATE GOVERNANCE

Daniel J. Deane

Age 63 Director Since 2009 Independent Committees: » None

BACKGROUND

Mr. Deane is President of Nicholson Terminal & Dock Company. He has held this position since June 1990, and he previously served as Nicholson’s Vice President and General Manager since 1980. Mr. Deane also serves as the President of Shamrock Chartering Company and has been a Member of the Society of Naval Architects and Marine Engineers since 1985. He is also a Member of the International Stevedoring Council. Previously Mr. Deane served on the Board of Southern Wayne County Regional Chamber and was a past President of the Port of Detroit Operators Association.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS

Mr. Deane possesses significant experience in operations, management, finance and strategic planning for various companies in the transportation industry. His deep knowledge of not only operators providing numerous modes of transportation services but also the practices and procedures of OEMs and other shippers qualifies Mr. Deane as an instrumental resource in his capacity as a director.

Clarence W. Gooden

Age 67 Director Since 2018 Independent Committees: » None

BACKGROUND

Mr. Gooden retired from CSX Corporation in May 2017. During his 47 years at CSX, Mr. Gooden held numerous leadership positions, including Vice Chairman and President from September 2015 through February 2017. In his role as President, Mr. Gooden managed and directed the entire operational and commercial functions of CSX. Prior to that time, Mr. Gooden also served as a director of the National Association of Manufacturers, TTX Company, and the National Freight Transportation Association, and as a member of the Atlanta Federal Reserve Bank’s Trade and Transportation Advisory Council.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS

Mr. Gooden possesses extensive experience and a network of relationships in railroads, transportation, logistics, finance, energy and commodities. A proven industry leader, he brings the perspective and insight of a successful transportation executive to the Board’s role in formulating and evaluating the Company’s business planning and execution.

Michael A. Regan

Age 64 Director Since 2013 Independent Committees: » None

BACKGROUND

Mr. Regan is the Chief Relationship Development Officer of TranzAct Technologies, Inc., a privately held logistics information company that he co-founded in 1984. Mr. Regan was CEO and Chairman of the Board for TranzAct Technologies until 2011. Prior to starting TranzAct, Mr. Regan worked for Bank of America, PriceWaterhouse and the Union Pacific Corporation. He is a certified public accountant with a B.S.B.A. from the University of Illinois at Urbana-Champaign. He serves or has served on the boards of numerous industry groups including the American Society of Transportation & Logistics, National Industrial Transportation League and the National Association of Strategic Shippers. He is the past Chairman of the Transportation Intermediaries Association Foundation and was the recipient of the 2014 Council of Supply Chain Management Professionals Distinguished Service Award.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS Mr. Regan’s extensive experience in the logistics industry and his background and experience in both internal and external auditing make him uniquely qualified to serve on our Board.

Continued    »

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PART I – CORPORATE GOVERNANCE

Jeff Rogers

Age 56 Director Since 2015 Not Independent Committees: » Executive » Compensation and Stock Option

BACKGROUND

Mr. Rogers has served as our Chief Executive Officer since December 2014. Previously, Mr. Rogers served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013, and as President of the regional LTL carrier USF Holland from September 2008 to September 2011. He spent 15 years in various operating and finance roles within YRC Worldwide, including the role of Chief Financial Officer of YRC Regional Transportation. In addition he served for 14 years with United Parcel Service in various finance and operational roles. Mr. Rogers is a military veteran who served in the U.S. Army Rangers. He holds a Bachelor of Science degree in Accounting from Kansas Newman University and an M.B.A. from Baker University.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS

Mr. Rogers’ extensive experience and expertise as an operating and finance executive in the transportation industry, along with his knowledge of the day-to-day management of the Company, provides the Board an important perspective in establishing and overseeing the financial, operational and strategic direction of the Company.

Richard P. Urban

Age 77 Director Since 2004 Independent Committees: » Audit (Chair)

BACKGROUND

Mr. Urban offered consulting services through Urban Logistics Inc. from November 2000 to 2004. Prior to 2000, Mr. Urban served as an executive in various supply and logistics capacities at DaimlerChrysler AG and several of its predecessor companies. He has an M.B.A. from Michigan State University.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS

Mr. Urban brings to the Board a comprehensive understanding of the challenges and opportunities of the transportation industry. His management experience with supply and logistics operations not only provide him with insight into our financial affairs but also enable him to conduct effective oversight of the Company’s actions.

H. E. “Scott” Wolfe

Age 73 Director Since 2014 Independent Committees: » None

BACKGROUND

Mr. Wolfe served as our Chief Executive Officer from December 2012 through December 2014. Mr. Wolfe also served as President and Treasurer of LINC Logistics Company, or LINC, and its chief executive officer, since its formation in March 2002, and was a director since July 2007. Mr. Wolfe led the development of Logistics Insight Corp., a wholly-owned subsidiary, and was President and Treasurer of this subsidiary since its formation in 1992 until his retirement in December 2014. Before 1992, Mr. Wolfe was responsible for pricing and marketing at Central Transport International, Inc. Earlier in his career, he was manager of inbound transportation at American Motors Corporation, where he established that company’s first corporate programs for logistics and transportation management. For 15 years, Mr. Wolfe was employed at General Motors, where he held various plant, divisional and corporate responsibilities. Mr. Wolfe has taught college courses in logistics and transportation management.

OTHER PUBLIC COMPANY BOARD SERVICE None

QUALIFICATIONS Mr. Wolfe brings to the Board significant insight and expertise with our asset-light business model and extensive personal leadership skills.

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PART I – CORPORATE GOVERNANCE

Board of Directors

Competencies and Attributes

The following summarizes the competencies represented by our director nominees:

Skills		Age

9
Operations

10
Transportation Industry

5
Financial

5
Sales and Marketing		Tenure

2
Information Technology

10
Leadership and Strategy

3
Governance/Legal

Meetings

The Board held a total of four meetings in 2018. No director attended less than 75% of the aggregate number of meetings of the Board and the committees on which he served in 2018, with the exception of Manuel J. Moroun who was excused for good reason. We encourage all Board members to attend our annual meeting of shareholders. Failure to attend annual meetings without good reason is a factor considered in determining whether to nominate a current Board member. All but one of the Board members attended our annual meeting of shareholders held on April 26, 2018.

Director Independence

Because more than fifty percent (50%) of the voting power of the Company is controlled by Matthew T. Moroun and Manuel J. Moroun, we have elected to be treated as a “controlled company” in accordance with NASDAQ Rule 5615(c). Accordingly, we are not required to comply with NASDAQ rules that would otherwise require a majority of our Board to be comprised of independent directors and require our Board to have a compensation committee and a nominating and corporate governance committee comprised of independent directors. We have concluded, nevertheless, that a majority of our Board is currently comprised of independent directors.

7 of 10 nominees for directors are independent

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Matthew T. Moroun is the Chairman of the Board, and Jeff Rogers is the CEO. This separation of Chairman and CEO allows for greater oversight of the Company by the Board. The Board is actively involved in oversight of risks that could affect the Company. This

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PART I – CORPORATE GOVERNANCE

oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Nomination Process

Our Board does not have a nominating committee that nominates candidates for election to our Board; that function is performed by the Board itself. Each Board member participates in the consideration of director nominees. Our Board believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee. Our Board further believes that not having a separate nominating committee not only enables us to refrain from incurring the administrative costs associated with maintaining such a committee but also allows our directors to conduct their Board service in a more efficient manner. As there is no nominating committee, we do not have a nominating committee charter.

Each of our independent directors participates in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in applicable NASDAQ rules. However, so long as the Company continues to be a controlled company within the meaning of NASDAQ Rule 5615(c), the Board of Directors may be guided by the recommendations of the Company’s majority shareholders in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates have been recommended by an executive officer or director and considered by our Board. Generally, candidates have been known to one or more of our Board members. Our Board has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in relation to the rest of our Board in collectively serving the long-term interests of our shareholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a shareholder.

Communications with Directors

We encourage shareholder communications with directors. Shareholders may communicate with a particular director, all directors or the Chairman of the Board by mail or courier addressed to any of them or the entire Board. All communications should be directed to Steven Fitzpatrick, Vice President—Finance and Secretary, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089. All correspondence will be forwarded to the intended recipient.

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PART I – CORPORATE GOVERNANCE

Committees of the Board of Directors

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Executive Committee.

The membership of these committees as of March 15, 2019 was as follows:

Audit Committee

Members: » Richard P. Urban (Chair) » Grant E. Belanger » Joseph J. Casaroll 6 Meetings in 2018

Our Audit Committee assists our Board in its oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Conduct.

At each of its meetings, our Audit Committee oversees risks related to financial reporting through review and discussion of management’s reports and analyses of financial reporting risk and risk management practices. Periodically, our Audit Committee reviews and discusses certain additional financial and non-financial risks that we believe are most germane to our business activities. The Committee’s charter is available on our website.

Our Board has determined that each member of our Audit Committee is independent and financially literate. Each member of our Audit Committee qualifies as a financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K and possesses the financial sophistication required under applicable NASDAQ rules.

Compensation and Stock Option Committee

Members: » Matthew T. Moroun (Chair) » Jeff Rogers 1 Meeting in 2018

Our Compensation and Stock Option Committee determines or recommends for determination by our Board the compensation of our executive officers other than the CEO. It also establishes and considers employee compensation policies and procedures. The Committee periodically reviews and approves any employment contract or similar arrangement between the Company and any executive officer of the Company other than the CEO. The Committee may also make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Committee does not use the services of compensation consultants in determining or recommending executive officer and/or director compensation.

Based on our status as a controlled company under NASDAQ rules, the Committee need not be composed of independent directors. Neither Matthew T. Moroun nor Jeff Rogers is an independent director. The Committee operates without a written charter. In performing its duties, the Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this proxy statement.

Executive Committee

Members: » Matthew T. Moroun (Chair) » Jeff Rogers No Meetings in 2018

The Executive Committee may exercise all the powers and authorities of the Board between meetings of the full Board, except that it may not amend our charter; adopt an agreement of merger or consolidation; recommend to shareholders the sale, lease or exchange of all or substantially all of our property and assets; recommend to shareholders a dissolution of the corporation; amend the Bylaws; fill vacancies in the Board; fix the compensation of Board members; unless expressly authorized by the Board, declare a dividend or authorize the issuance of stock; or perform any acts that have been expressly delegated to another committee of the Board. Its primary focus is to act for the full Board when it is not practical to convene meetings of the full Board.

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PART I – CORPORATE GOVERNANCE

Director Compensation for 2018

Our employee directors do not receive any additional compensation for their service on the Board. Mr. Rogers is our only employee director.

Our non-employee directors receive the following compensation for their service on the Board:

Compensation Element	Amount
Annual Cash Retainer	$20,000 payable in quarterly installments of $5,000
Board Chair Retainer	$100,000 payable in quarterly installments of $25,000
Audit Committee Chair Retainer	$5,000 payable in quarterly installments of $1,250
Meeting Fee (Board and Committee Meetings)	$1,800 for attendance in person; $600 for attendance by phone
Expense Reimbursement	All out-of-pocket expenses incurred in the performance of their duties as directors, including expenses for food, lodging and transportation

The following table sets forth the compensation information for the one-year period ending December 31, 2018, for each non-employee director who served during such period.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation[1] ($)	Total ($)
Matthew T. Moroun[2]	105,400	—	105,400
Manuel J. Moroun[2]	20,000	100,000	120,000
Grant E. Belanger	35,200	—	35,200
Frederick P. Calderone	27,200	—	27,200
Joseph J. Casaroll	36,000	—	36,000
Daniel J. Deane	27,200	—	27,200
Clarence W. Gooden[3]	18,600	—	18,600
Michael A. Regan	27,200	—	27,200
Daniel C. Sullivan	27,200	—	27,200
Richard P. Urban	41,000	—	41,000
H.E. “Scott” Wolfe	27,200	—	27,200

(1)

Amounts paid to Mr. Manuel Moroun for 2018 represented payments under his Consulting Agreement with the Company. Pursuant to the agreement, Mr. Manuel Moroun provided us with consultation and advice as to the management and operation of the Company, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, in quarterly installments.

(2)

Matthew T. Moroun is the son of Manuel J. Moroun. As of March 5, 2019, they collectively and beneficially own 20,058,772 shares (70.7%) of our outstanding common stock and hold these shares as one block for voting purposes.

(3)	Mr. Gooden was elected to the Board on April 26, 2018.

Transactions with Related Persons

Policies and Procedures for Approving Related Person Transactions

The Audit Committee reviews the material facts of any proposed Related Person Transaction and is responsible for approving or denying such transactions. Any transactions involving the following persons are reviewed as potential Related Person Transactions:

»	any person who is or was an executive officer, director or nominee for director since the beginning of the last fiscal year;

»	any person or group who beneficially owns more than 5% of the Company’s voting securities; or

»	any immediate family member of any of the foregoing.

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The Audit Committee considers numerous factors when evaluating such transactions, including:

»	the extent of the Related Person’s interest in the transaction;

»	the availability of other sources of comparable products or services;

»	how the transaction’s terms compare to terms available in comparable unaffiliated transactions;

»	the benefit to the Company; and

»	the aggregate value of the transaction.

No director may engage in any Audit Committee discussion or approval of any Related Person Transaction if the director is a Related Person in the transaction. The director must, however, provide all information reasonably requested concerning the proposed transaction.

Transactions with Management and Others and Certain Business Relationships

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement we entered into with Matthew T. Moroun and trusts controlled by Mr. Moroun and his father, Manuel J. Moroun on July 25, 2012, we granted piggyback registration rights to trusts controlled by Manuel J. Moroun, Matthew T. Moroun, and their transferees.

As a result of these registration rights, if we propose to register any of our securities, subject to certain exceptions and whether or not the registration is for our own account, we are required to give these shareholders the opportunity to participate in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares that may be underwritten, we generally receive first priority with respect to the shares issued and sold.

The registration rights are subject to conditions and limitations. We generally are required to pay the registration expenses in connection with piggyback registrations.

Administrative Support Services

CenTra, Inc. and its affiliates are controlled by Matthew T. Moroun and Manuel J. Moroun, who also hold a controlling interest in Universal. CenTra and its affiliates provide administrative support services to Universal, including legal, human resources, tax, IT infrastructure and services to host our accounting system in a data center environment. The cost of these services is based on the actual or estimated utilization of the specific services and is charged to the Company. These costs totaled $3.1 million and $2.8 million for 2018 and 2017, respectively.

Other Arrangements with CenTra and its Affiliates

In addition to the arrangements described above, we are currently a party to a number of arrangements with CenTra and its affiliates that we expect to continue.

We periodically carry freight for CenTra and its affiliates in the ordinary course of business at market rates. Revenue for these services for 2018 and 2017 totaled $0.9 million and $1.1 million, respectively. Affiliates of CenTra have also provided transportation services at market rates in the ordinary course of business. The cost of these services for 2018 and 2017 totaled $1.2 million and $35,000, respectively.

We pay CenTra the direct variable cost of maintenance, fueling and other operational support costs for services delivered at our affiliate’s trucking terminals that are geographically remote from our own facilities. Such costs are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. In connection with our transportation services, we also pay tolls and other fees for international bridge crossings to certain related entities which are under common control with CenTra. The cost of these services for 2018 and 2017 totaled $2.4 million and $2.7 million, respectively.

We currently lease 34 office, terminal and yard facilities from CenTra’s affiliates based on either month-to-month or contractual, multi-year lease arrangements that are billed and paid monthly. At December 31, 2017, we leased 36 such facilities. During 2018 and 2017, we paid an aggregate of $14.3 million and $17.0 million, respectively, in rent and related costs to affiliates. We believe that the rent we currently pay for these properties is at market rates.

We purchase our commercial auto liability, commercial general liability, workers compensation, motor cargo liability and other insurance from an insurance company controlled by one of our majority shareholders. In addition, our employee health care benefits and 401(k) programs are provided by this affiliate. In 2018 and 2017, we paid this affiliate $57.4 million and $56.0 million, respectively. We believe that the rates we paid for these services reflect market rates.

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PART I – CORPORATE GOVERNANCE

We purchased $466,000 of wheels and tires during 2018 for new trailering equipment from an affiliate of CenTra, and we paid an additional $8,300 for used equipment during the same period. During 2017, we purchased $2.1 million of wheels and tires for new trailering equipment from an affiliate of CenTra and paid an additional $1.8 million for 64 used tractors during the same period.

Other Related Person Transactions

We exercised our right of first refusal in 2018 to acquire 10,065 shares of restricted stock from Mr. Wolfe, our director, for $355,000 based on the closing market price on the effective date of the transaction. During 2017, we exercised our right of first refusal to acquire 17,500 shares of restricted stock from Mr. Wolfe for $385,000 based on the closing market price on the effective date of the transaction.

We also exercised our right of first refusal in 2018 to acquire 7,500 shares of restricted stock from Mr. Rogers, our director and CEO, for $264,000 based on the closing market price on the effective date of the transaction.

We also retained the law firm of Sullivan Hincks & Conway to provide legal services during 2018 and 2017. Daniel C. Sullivan, a current member of our Board, is a partner at Sullivan Hincks & Conway. Amounts paid for legal services during 2018 and 2017 were $2,100 and $1,446, respectively.

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Proposal 1: Election of Directors

All of Universal’s directors are elected at each annual meeting of shareholders and hold office until the next annual meeting. Each nominee has consented to serve a one-year term. Information about the proposed nominees for election as directors is set forth under “Director Nominees” in the “Corporate Governance” section beginning on page 1 of this proxy statement.

In the event a nominee ceases to be available for election, the Board of Directors may designate a substitute as a nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

The nominees for election this year are:

Grant E. Belanger

Daniel J. Deane

Manuel J. Moroun

Michael A. Regan

Richard P. Urban

Frederick P. Calderone

Clarence W. Gooden

Matthew T. Moroun

Jeff Rogers

H. E. “Scott” Wolfe

* * *

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees.

2019 Proxy Statement    11

PART II – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

PART II	EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

Our Executive Officers

The Executive Officers of the Company serve at the pleasure of the Board. Set forth below are the current Executive Officers and a brief explanation of their principal employment during at least the last five years. Additional information concerning employment agreements of Executive Officers is included elsewhere in this proxy statement under the heading “Executive Compensation.”

Jeff Rogers, Age 56, Chief Executive Officer. Mr. Rogers, who is also on the Board, was elected to serve as our CEO in December 2014. Previously, he served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013 and as President of the regional LTL carrier USF Holland from September 2008 to September 2011.

Jude Beres, Age 46, CFO and Treasurer. Mr. Beres was elected to serve as our CFO and Treasurer in March 2016. Mr. Beres previously served as the Company’s Chief Administrative Officer since April 2015. Since 1997 Mr. Beres worked for multiple affiliated companies in finance and accounting, and he most recently served as Vice President of Finance and Accounting for Central Transport LLC. Mr. Beres has over 20 years of experience in the less-than-truckload, truckload, intermodal and logistics industries. He holds a Bachelor of Accountancy from Walsh College.

12    Universal Logistics Holdings, Inc.

PART II – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information as of March 5, 2019, regarding beneficial ownership of our common stock by: (i) each person who is known to us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) the total for our current directors and named executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, the information is as of March 5, 2019, and the address for each person is c/o Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percent of Class[2]
5% Shareholders:
T. Rowe Price Associates, Inc.[3]	1,575,598	5.6%
Directors and Named Executive Officers:
Matthew T. Moroun[4], [5]	13,631,215	48.0%
Manuel J. Moroun[4], [5], [6]	6,427,557	22.6%
Grant E. Belanger	—	—
Jude M. Beres[7]	20,000	*
Frederick P. Calderone	—	—
Joseph J. Casaroll	500	*
Daniel J. Deane	—	—
Clarence W. Gooden	—	—
Michael A. Regan	—	—
Jeff Rogers[7]	53,000	*
Daniel C. Sullivan	2,000	*
Richard P. Urban	5,000	*
H.E. “Scott” Wolfe	25,000	*
Directors and named executive officers as a group (13 persons)	20,164,272	71.0%
Total Outstanding Shares as of March 5, 2019		28,383,827

*	Denotes less than 1%.

(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 5, 2019, through the exercise of any stock option or other right. Unless otherwise indicated, each person has or shares with his spouse sole investment and voting power over the shares set forth in the table.

(2)

The percentages shown are based on our total outstanding shares as of March 5, 2019, plus the number of shares that the named person or group has the right to acquire within 60 days of March 5, 2019. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 5, 2019 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)

Based upon information set forth in a Schedule 13G/A dated February 14, 2019 filed by T. Rowe Price Associates, Inc. (“TRPA”) and T. Rowe Price Small-Cap Value Fund, Inc. (“TRPSVF”), which indicates that as of December 31, 2018, TRPA and TRPSVF had sole voting power with respect to 459,232 shares and 1,116,366 shares, respectively. TRPA had sole dispositive power with respect to 1,575,598 shares. TRPSVF had no sole dispositive power, and TRPA and TRPSVF each had no shared voting power and no shared dispositive power with respect to the reported shares. The address of TRPA and TRPSVF is 100 E. Pratt Street, Baltimore, Maryland 21202. We make no representation as to the accuracy or completeness of the information reported.

Continued    »

2019 Proxy Statement    13

PART II – EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

(4)	Matthew T. Moroun is the son of Manuel J. Moroun. The Morouns have agreed to vote their shares as a group, and each person disclaims beneficial ownership of the shares owned by the other person.

(5)	Includes 2,500,000 shares pledged as security.

(6)

Includes 6,373,994 shares held by the Manuel J. Moroun Revocable Trust U/A/D 3/24/77, as amended and restated on December 22, 2004. Voting and investment power over this trust is exercised by Manuel J. Moroun, as trustee.

(7)

Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company. See the tables and related footnotes on page 20 of this proxy statement for a summary of the non-vested shares and vesting dates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our common stock, to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a). Based solely on the reports received by us and on written representations from reporting persons, we believe that the current directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2018.

14    Universal Logistics Holdings, Inc.

PART III – COMPENSATION DISCUSSION AND ANALYSIS

PART III	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS	Introduction	Page 15
	Compensation Objectives and Philosophy	Page 15
	Role of Executive Officers in Compensation Decisions	Page 15
	Risk Assessment of Compensation Programs	Page 15
	Annual Cash Compensation	Page 16
	Other Compensation	Page 16
	Tax and Accounting Implications	Page 16
	Shareholder Approval of the Company’s Compensation Programs	Page 17
	Compensation and Stock Option Committee Report	Page 17

Introduction

This Compensation Discussion and Analysis explains our compensation program as of December 31, 2018 for Jeff Rogers, our CEO, and Jude Beres, our CFO and Treasurer. We refer to these individuals collectively as our named executive officers.

The Compensation and Stock Option Committee of our Board is responsible for establishing, implementing and continually monitoring our compensation philosophy. The Compensation Committee’s philosophy is to provide our executive leadership total compensation that is competitive in its forms and levels, as compared to companies of similar size and business area. Generally, the types of compensation and benefits provided to our executive officers are similar to that provided to executive officers by other companies.

Compensation Objectives and Philosophy

The Compensation Committee’s philosophy is intended to assist us in attracting, motivating and retaining executives with superior leadership and management abilities and to create incentives among those individuals to meet or exceed Company and individual objectives. The philosophy is designed to align incentives with the expectations of our shareholders, which are to increase the financial strength, competitive positioning and overall value of the Company. The compensation program is designed to reward those executives who successfully manage their respective area of the company in cooperation with employees and other executives. The relationship between individual objectives among our executives leads to a cohesive entity that will potentially meet or exceed overall goals as a result of having individuals meet their specific objectives. Consistent with this philosophy, the Compensation Committee determines a total compensation structure for each officer other than the CEO, consisting primarily of salary, bonus and long-term incentive awards. The proportions of the various elements of compensation vary among the officers depending upon their levels of responsibility, their specific personal goals, and their role in the achievement of annual, long-term and strategic goals by us.

Role of Executive Officers in Compensation Decisions

Currently, the Compensation Committee reviews, establishes and recommends to the Board for approval the salaries and bonuses of our named executive officers other than the CEO, subject to any employment agreements in effect with the executive officers. The Board makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers. Salary and bonus levels are established after discussions with our executive officers and are intended to be competitive with the average salaries and bonuses of executive officers in comparable companies. In addition, the Compensation Committee recommends to the Board the granting of long-term incentives under our Stock Incentive Plan to named executive officers and other selected employees, directors and consultants, and otherwise administers our Stock Incentive Plan. Neither the Compensation Committee nor the Board hired a compensation consultant with respect to 2018 compensation.

Risk Assessment of Compensation Programs

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term company goals. Our base salaries are consistent with similar positions at comparable companies and the two components of our bonus programs, operating ratios and

Continued    »

2019 Proxy Statement    15

PART III – COMPENSATION DISCUSSION AND ANALYSIS

revenue growth, are directly tied to the overall success of the organization. Based on our review of our programs, including the above noted items, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Cash Compensation

In order to stay competitive with other companies of comparable size and business area, we pay our named executive officers commensurate with their experience and responsibilities. Cash compensation is divided between base salary and cash incentives.

Base Salary. Each of our named executive officers receives a base salary to compensate him or her for services performed during the year. Base salaries for our named executive officers are established based on the scope of their responsibilities, their level of experience and expertise, and their abilities to lead and direct the company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of our named executive officers are established in accordance with their employment agreements. Base salaries are reviewed and adjusted, where applicable, by the Committee or the Board on an annual basis after taking into account individual responsibilities, performance and expectations.

The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table.”

Annual Non-Equity Incentive Compensation. It is our practice to award an annual cash bonus to each of the named executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and our performance. This practice is consistent with our philosophy of supporting a performance-based environment and aligning the interests of management with the interests of the shareholders.

The bonuses, if any, earned by our named executive officers with respect to 2018 are set forth below in the “Summary Compensation Table.”

Other Compensation

Long-Term Incentive Compensation. Long-term incentive grants are awarded to our named executive officers as part of our compensation package, and are provided through stock options or restricted stock granted under our Stock Incentive Plan. The stock options and restricted stock are consistent with our philosophy and represent an additional way for aligning management’s interests with the interests of our shareholders. When determining the amount of long-term incentive grants to be awarded to our named executive officers, the Board considers, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price.

The long-term incentive grants, if any, awarded to our named executive officers with respect to 2018, 2017 and 2016 are set forth below in the “Summary Compensation Table.”

Perquisites and Other Personal Benefits. We may from time to time provide our named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program and philosophy, to help us to attract and retain superior employees for key positions. Currently, we have no formal plan regarding perquisites and do not provide any perquisites to our named executive officers.

Our named executive officers are also eligible to participate in other benefit plans on the same terms as our other employees. As part of its ongoing review of executive compensation, the Committee intends to periodically review any perquisites and other personal benefits provided to our named executive officers and other key employees.

Potential Payments upon Termination or Change in Control. We have entered into an employment agreement with our CEO that provides severance payments under specified conditions. These severance payments are described below in the section entitled “Compensation of Executive Officers—Severance Arrangements.” We feel that the inclusion of such provisions in executive employment agreements helps us to attract and retain well-qualified executives, and is essential to our long-term success.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each

16    Universal Logistics Holdings, Inc.

PART III – COMPENSATION DISCUSSION AND ANALYSIS

covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Universal, may cause this limitation to be exceeded in any particular year. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1,000,000 limit. The “performance-based compensation” exclusion has now been repealed, effective for taxable years beginning after December 31, 2017, unless transition relief is available for written binding contracts that were in effect (and not subsequently modified) in place as of November 2, 2017. None of the compensation paid to our executive officers for 2018 was structured to be “qualifying performance-based” compensation. We were not precluded by Section 162(m) from deducting any compensation that we paid to our executive officers in or with respect to 2018.

Accounting for Stock-Based Compensation. The Company records compensation expense for restricted stock or stock options. During 2018, 2017 and 2016, the Company recorded $413,000, $414,000 and $571,000, respectively, in compensation expense for vested restricted stock awards. No options were granted in 2018, 2017 or 2016.

Shareholder Approval of the Company’s Compensation Programs

At our 2017 Annual Meeting of Shareholders, we held an advisory vote on executive compensation, commonly referred to as “say on pay.” Our shareholders overwhelmingly approved the “say on pay” resolution presented with more than 90% of the shares represented in person or by proxy at the meeting voting to approve our executive compensation. The Compensation Committee and the Board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. At our 2017 Annual Meeting of Shareholders, over 75% of the shares voted (excluding abstentions and broker non-votes) were in favor of our recommendation to hold the “say-on-pay” vote every three years. As such, the next shareholder vote on “say on pay” is scheduled for 2020. The next shareholder vote on the frequency of future “say on pay” votes is scheduled for 2023.

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Stock Option Committee

    Matthew T. Moroun, Chairman

    Jeff Rogers

Compensation Committee Interlocks and Insider Participation

In 2018, Matthew T. Moroun and Jeff Rogers served as members of the Compensation and Stock Option Committee in accordance with NASDAQ Rule 5615(c). Mr. Rogers is currently our CEO. Matthew T. Moroun is the sole shareholder and Chairman of DIBC Holdings, Inc. and CenTra, Inc., both of which are related parties under Item 404 of Regulation S-K. For further disclosure of relationships for Matthew T. Moroun, see the section entitled Transactions with Related Persons. No member of our Compensation and Stock Option Committee, and no member of our Board of Directors, serves as an executive officer of any entity that has one or more of our executive officers serving as a member of such entity’s board of directors or compensation committee.

2019 Proxy Statement    17

PART IV – COMPENSATION OF NAMED EXECUTIVE OFFICERS

PART IV	COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2018, 2017 and 2016 concerning the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation[3] ($)	Total ($)
Jeff Rogers	2018	471,496	525,000	282,720	—	151	1,279,367
CEO	2017	436,876	397,000	134,500	—	128	968,504
	2016	426,362	150,000	155,500	—	128	731,990
Jude Beres	2018	337,100	250,000	235,600	—	151	822,851
CFO and Treasurer	2017	325,556	125,000	—	—	128	450,684
	2016	298,476	96,000	—	—	128	394,604

(1)

The bonus award to Mr. Rogers for 2018 was paid at a rate of 80% in 2019, with the remaining 20% of the award being paid in the next year. The bonus awards to Mr. Rogers for 2017 and 2016 were paid at a rate of 100% in the next year. The bonus award to Mr. Beres for 2018 was paid at a rate of 20% in 2019, with the remaining 80% of the award being paid at a rate of 20% of the award during each of the next four years. The bonus award to Mr. Beres for 2017 was paid at a rate of 50% in 2018, with the remaining 50% of the award being paid in the next year. The bonus award to Mr. Beres for 2016 was paid at a rate of 20% in 2017, with the remaining 80% of the award being paid at a rate of 20% in each of the next four years.

(2)

Amounts relate to time-based restricted stock awards granted to Mr. Rogers on February 20, 2019, February 22, 2017 and February 24, 2016 and to Mr. Beres on February 20, 2019. The dollar amount reported represents the fair value of the awards on the grant date, excluding the effect of estimated forfeitures, as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 15 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	Amounts in 2018 represent term life insurance premiums.

Employment Agreements

Jeff Rogers. We are party to an employment agreement with Mr. Rogers dated June 3, 2014. Effective June 11, 2018, his annual base salary was increased to $525,000. Mr. Rogers is eligible for an annual cash bonus to be determined on a discretionary basis or pursuant to performance criteria to be established by the Board. The employment agreement also provides Mr. Rogers with fringe benefits provided by us to all of our employees in the normal course of business. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Severance Arrangements.”

Jude Beres. The Company does not have a written employment agreement with Mr. Beres. Effective March 26, 2018, Mr. Beres’ annual base salary was increased to $340,600.

Severance Arrangements

The information below describes certain compensation and benefits to which our named executive officers are entitled if their employment is terminated under certain circumstances. The table provides the amount of compensation and benefits that would have become payable under existing contractual arrangements assuming a termination of employment occurred on December 31, 2018. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if any assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

18    Universal Logistics Holdings, Inc.

PART IV – COMPENSATION OF NAMED EXECUTIVE OFFICERS

Jeff Rogers. We may terminate the employment of Mr. Rogers at any time for just cause. If we terminate his employment without cause, Mr. Rogers will continue to receive his salary and benefits for a period of 6 months, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. If we terminate him due to a medical disability that renders him unable to perform the essential functions of his employment, his compensation is continued for 3 months from the date of his disability. Thereafter, he continues to receive any earned but unpaid bonus. Mr. Rogers has agreed not to compete with us for a six-month period following the end of his employment with us. If Mr. Rogers’ employment is terminated due to his death, his estate is entitled to receive his salary, benefits and earned but unpaid bonus through the date of his death. Mr. Rogers may terminate his employment relationship with us upon 90 days’ advance written notice. If we immediately terminate Mr. Rogers upon receipt of such notice, he is entitled to receive his base salary and benefits for the three-month period following his termination.

Jude Beres. The Company is not currently party to any severance arrangements with Mr. Beres. He would not be entitled to any potential payments in the event his employment had terminated on December 31, 2018.

The table below sets forth the estimated value of the potential payments to Jeff Rogers, assuming his employment had terminated on December 31, 2018.

Potential Payments Upon Termination Not In Connection with a Change of Control[1] ($)

Event	Jeff Rogers
Termination Without Cause[2]
Cash severance payments	262,500
Accelerated restricted stock[3]	135,675
Health benefits[4]	6,365
Total	404,540
Disability
Cash severance payments	131,250
Accelerated restricted stock[3]	135,675
Health benefits[4]	3,183
Total	270,108
Death
Cash severance payments	–
Accelerated restricted stock[3]	135,675
Total	135,675
Immediate Termination After NEO’s Notice
Cash severance payments	131,250
Accelerated restricted stock	–
Health benefits[4]	3,183
Total	134,433
(1)

The amounts in this table reflect estimated payments associated with various termination scenarios. The amounts assume a stock price of $18.09 (based on the closing price of the Company’s common stock at December 31, 2018) and include all outstanding grants through the assumed termination date of December 31, 2018. The actual amounts will vary based on changes in the Company’s common stock price.

(2)

Mr. Rogers is entitled to receive his base salary and benefits for a period of six months following termination without cause, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. This calculation assumes that the Board of Directors would not elect to extend Mr. Rogers’ covenant not to compete for one year. If this option were exercised, the cash severance

Continued    »

2019 Proxy Statement    19

PART IV – COMPENSATION OF NAMED EXECUTIVE OFFICERS

payments owed to Mr. Rogers for termination would be $525,000 and the value of the health benefits would be $12,730; together with the accelerated vesting of shares of restricted stock valued at $135,675, the total potential payments would be $673,405.

(3)	Represents the value of unvested shares that would automatically vest upon a termination due to death, disability, retirement or termination without cause.

(4)

Represents six months of COBRA premiums for medical and dental coverage following termination without cause and three months of COBRA premiums for such coverage following medical disability or the Company’s immediate termination following its receipt of a 90-day termination notice.

Grants of Plan-Based Awards

Each of our named executive officers is eligible to receive grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under our Stock Incentive Plan. As of March 5, 2019, a total of 162,380 shares of common stock remain available for future awards under the Stock Incentive Plan. The Company made no grants of plan-based awards to the named executive officers in 2018.

Outstanding Equity Awards Table

The following table sets forth information concerning the outstanding equity awards previously awarded to the named executive officers as of December 31, 2018.

Stock Awards[1]

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)
Jeff Rogers	02/24/16 02/22/17	2,500 5,000	45,225 90,450

(1)

This table does not include grants of time-based restricted stock awards granted to Messrs. Rogers and Beres on February 20, 2019. On that date, the Company awarded 12,000 shares of restricted stock to Mr. Rogers and 10,000 shares of restricted stock to Mr. Beres. Each award vests at a rate of 25% of the award amount on the first through fourth anniversaries of the grant date. The market value of the awards, based on our common stock’s closing market price per share of $23.56 on February 20, 2019 as reported on the NASDAQ, was $282,720 for Mr. Rogers and $235,600 for Mr. Beres, respectively. At December 31, 2018, Mr. Beres did not have any outstanding equity awards.

(2)

Each award vested as to 25% of the total shares on the grant date, with an additional 25% of the total shares vesting on each March 5 in consecutive subsequent years, subject to continued employment with the Company.

(3)	The market value of outstanding restricted stock awards is based on the closing market price per share of $18.09 of our common stock on December 31, 2018 as reported on the NASDAQ.

Stock Vested in 2018

The Company has no outstanding stock options. No option awards were granted in 2018, and no options vested or were exercised in 2018.

The following table sets forth information concerning the shares of restricted stock that vested during the fiscal year ended December 31, 2018 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Jeff Rogers	12,500	267,500
Jude Beres	2,500	46,725

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PART IV – COMPENSATION OF NAMED EXECUTIVE OFFICERS

(1)	The value realized on vesting is based on the closing market price per share of our common stock as reported on NASDAQ on the respective vesting dates.

Pension Benefits Table

We do not offer, and the named executive officers did not participate in, any pension plan during any period while employed by us.

Non-Qualified Deferred Compensation

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during the fiscal year ended December 31, 2018.

Pay Ratio Disclosure

The following information relates to the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Jeff Rogers, calculated in accordance with Regulation S-K.

For 2018, our last completed fiscal year:

»	The median of the annual total compensation of all employees of Universal other than our CEO was $35,113; and

»	The annual total compensation of our CEO, as reported in the Summary Compensation Table on page 18 of this Proxy Statement, was $1,279,367.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2018 was 36 to 1.

In determining the median of the annual total compensation of all employees, other than our CEO, we were required in 2018 to identify the “median employee” for 2017. Item 402(u) of Regulation S-K requires us to identify the median employee once every three years, unless a change in employee population or compensation arrangements is likely to result in a significant change in our CEO pay ratio disclosures. We determined that no such change occurred during 2018. Accordingly, for the 2018 pay ratio calculation, we used the same “median employee” identified during our 2017 analysis of our employee population.

To identify the median of the annual total compensation of all employees as of our determination date of December 31, 2017, we took the following steps:

»

We determined that our employee population consisted of approximately 8,231 individuals, with all of these individuals located in the United States 6,818, Mexico 1,230, Canada 39 and Colombia 144. This population consisted of our full-time, part-time and temporary employees.

»	We selected December 31, 2017 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

»

To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records for 2017. During this analysis, the compensation for employees hired during the year was annualized. We excluded equity awards and bonus payments from our compensation measure because we did not widely distribute such awards and bonuses to our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

Finally, we determined the median of the annual total compensation of all employees for 2018 by identifying and calculating the elements of the median employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

2019 Proxy Statement    21

PART V – AUDIT MATTERS

PART V	AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board in overseeing the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 with management, including a discussion of the adequacy and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee discussed with BDO, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018, which is responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, the judgment of BDO as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard 1301 (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed and reviewed with BDO the results of BDO’s audit of the financial statements and internal control over financial reporting. In addition, the Audit Committee has received from BDO the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with BDO its own independence from management and the Company. The Audit Committee also considered whether the provision of non-audit services was compatible with maintaining BDO’s independence.

The Audit Committee discussed with BDO the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accountants with and without management present, to discuss the results of its audit, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during the fiscal year ended December 31, 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee

    Richard P. Urban, Chairman

    Grant E. Belanger

    Joseph J. Casaroll

22    Universal Logistics Holdings, Inc.

PART V – AUDIT MATTERS

Principal Accountant Fees and Services

The following table shows the fees for professional services for audit and other services of our principal accountant, BDO, for 2017 and 2018.

	2018	2017
Audit Fees[1]	$655,646	$528,000
Audit-Related Fees[2]	10,000	65,000
Tax Fees[3]	255,968	4,223
All Other Fees[4]	—	—
	$921,614	$597,223

(1)

Audit fees includes fees billed for professional services for the audit of our financial statements included in our Annual Report on Form 10-K, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that are normally provided by the independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

(2)

Audit-related fees includes fees billed for professional services rendered by the independent registered public accounting firm related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. The amounts reflect fees for stand-alone and supplemental opinions required in connection with the Company’s credit facilities.

(3)	Tax fees includes fees billed for state tax consulting services.

(4)	All other fees represent fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2018 or 2017.

Audit Committee Approval Policies

Our Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by our independent registered public accountants. Our Audit Committee has the authority and responsibility to pre-approve both audit and non-audit services to be provided by our independent registered public accountants. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy allows our Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent registered public accountants’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that our Audit Committee will have authority and responsibility to approve and authorize payment of the independent registered public accountants’ fees.

Continued    »

2019 Proxy Statement    23

PART V – AUDIT MATTERS

Proposal 2: Ratification of Selection of Independent Auditors

The firm of BDO USA, LLP, or BDO, served as independent registered public accountants for the year-ended December 31, 2018 and has been selected by our Audit Committee to serve as our independent registered public accounting firm for the year ending December 31, 2019.

Although the submission of this matter for approval by the shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders.

If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the Annual Meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2020 because of the difficulty and expense of making such a substitution.

A representative of BDO is expected to attend the Annual Meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she so desires.

* * *

The Board recommends a vote “FOR” the ratification of the selection of BDO USA, LLP as our independent auditors for the year 2019.

24    Universal Logistics Holdings, Inc.

PART VI – SHAREHOLDER PROPOSAL

PART VI	SHAREHOLDER PROPOSAL

Proposal 3: Advisory Vote on Majority Voting in Uncontested Director Elections

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The shareholder proposal is required to be voted upon only if properly presented at that Annual Meeting. As explained below, our Board makes no recommendation with regards to the shareholder proposal set forth below.

The Company has been notified that the California Public Employees’ Retirement System, P.O. Box 942707, Sacramento, California 94229-2707, the beneficial owner of at least $2,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding eighteen months, intends to present the following proposal at the Annual Meeting:

“RESOLVED, that the shareowners of Universal Logistics Holdings, Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.”

Supporting Statement from Shareholder:

“Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. The scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believed the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.”

Company Response:

The Board of Directors has considered the above proposal and has decided neither to oppose nor support it at this time. Accordingly, the Board of Directors makes no voting recommendation to shareholders on this matter. The Board of Directors understands that there are valid arguments for and against adopting a majority vote standard in the Company’s articles of incorporation or by-laws.

Continued    »

2019 Proxy Statement    25

PART VI – SHAREHOLDER PROPOSAL

Approval of this proposal would not, by itself, implement majority voting. The proposal, which is advisory in nature, would constitute a recommendation to the Board of Directors if approved by shareholders. In order to implement some forms of majority voting, the Company’s organizational documents would need to be amended, which in certain circumstances would involve a separate shareholder vote.

Although your vote on this proposal is not binding on Universal, the Board of Directors has consistently demonstrated its commitment to good governance and values the views of the Company’s shareholders. The Board of Directors will carefully consider the results of the vote on this proposal and will take what it determines to be appropriate action, if any, in response to the vote.

The Board of Directors makes no recommendation in favor of or opposed to this shareholder proposal.

26    Universal Logistics Holdings, Inc.

PART VII – GENERAL INFORMATION

PART VII	GENERAL INFORMATION

General Information on the Annual Meeting

Our Board of Directors is soliciting proxies for use at our Annual Meeting of Shareholders to be held at our corporate headquarters on Thursday, April 25, 2019 at 10:00 A.M. Eastern Time and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 28, 2019. We are concurrently mailing to shareholders a copy of our 2018 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2018.

Who is asking for my vote, and why am I receiving this document?

Our Board asks that you vote on the matters listed in the Notice of Annual Meeting as more fully described in this proxy statement. We are providing this proxy statement and related proxy card in connection with our Board’s solicitation of proxies for the meeting. A proxy that is executed and not revoked will be voted in accordance with those specific instructions, if any.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 15, 2019 as the record date to determine the shareholders entitled to receive a notice of, and to vote at, our Annual Meeting and any adjournment or postponement of the meeting. On the record date, there were 28,383,827 shares of our common stock outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document is called a proxy or a proxy card. Jeff Rogers and Jude Beres have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by prior to the Meeting, and not revoked, will be voted in accordance with the terms thereof.

What is a voting instruction?

A voting instruction is the instruction form you receive from your bank, broker or its nominee if you hold your shares of common stock in street name. The instruction form instructs you how to direct your bank, broker or its nominee, as record holder, to vote your shares of common stock.

What am I voting on?

You will be voting on each of the following items of business:

»	To elect 10 directors for the coming year

»	To ratify the selection of BDO USA, LLP as our independent auditors for 2019

»	To approve, on an advisory basis, a shareholder proposal on majority voting in uncontested director elections

»	Such other business as may properly come before the Annual Meeting

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the record date must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares of record held by a broker or its nominee that are voted on any matter are included in determining the existence of a quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

What vote is needed to elect the 10 directors?

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock voted in the election of directors. Shareholders are not entitled to cumulative voting in the election of directors.

What vote is needed to ratify the appointment by the Audit Committee of BDO USA, LLP?

The ratification of the appointment by the Audit Committee of BDO USA, LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

Continued    »

2019 Proxy Statement    27

PART VII – GENERAL INFORMATION

What vote is needed to adopt the shareholder proposal on majority voting in uncontested director elections?

The adoption of the shareholder proposal for an advisory vote on majority voting in uncontested director elections requires that the votes cast in favor of the proposal exceed the number of votes cast opposing the proposal.

What are the voting recommendations of the Board?

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

»	FOR each Director nominee

»	FOR the selection of BDO USA, LLP as our independent auditors for 2018

»	Neither FOR nor AGAINST the shareholder proposal on majority voting in uncontested director elections

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on April 24, 2019.

Method	Record Holder	Beneficial Holder
Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll-free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.
In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

How will my shares be voted if I sign, date and return my proxy card or voting instruction card but do not provide complete voting instructions with respect to each proposal?

Shareholders should specify their vote for each matter on the enclosed proxy. The proxies solicited by this proxy statement vest in the proxy holders’ voting rights with respect to the election of directors (unless the shareholder marks the proxy to withhold that authority) and on all other matters voted upon at the Meeting.

Unless otherwise directed in the enclosed proxy card, the persons named as proxies therein will vote all properly executed, returned and not-revoked proxy cards or voting instruction cards (1) FOR the election of the 10 director nominees listed thereon; (2) FOR the proposal to ratify the appointment by the Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and (3) neither FOR nor AGAINST the shareholder proposal on majority voting in uncontested director elections.

As to any other business that may properly come before the Meeting, the persons named in the enclosed proxy card or voting instruction will vote the shares of common stock represented by the proxy in the manner as the Board may recommend, or otherwise at the proxy holders’ discretion. The Board does not presently know of any other such business.

How will my shares be voted if I do not return my proxy card or my voting instruction?

It will depend on how your ownership of shares of common stock is registered. If your shares are registered in your name with our transfer agent and you do not return your proxy card, your shares will not be represented at the meeting and will not count toward the quorum requirement unless you attend the meeting to vote them in person.

28    Universal Logistics Holdings, Inc.

PART VII – GENERAL INFORMATION

If you own your shares in street name, which means that your shares are registered in the name of your bank, broker or its nominee, your shares may be voted even if you do not provide them with voting instructions. Under NASDAQ rules, your bank, broker or other nominee may vote your shares in its discretion on routine matters.

NASDAQ rules, however, do not permit them to vote your shares on proposals that are not considered routine. When a proposal is not routine and your broker has not received your voting instructions, your broker cannot vote your shares on that proposal. This is called a broker non-vote.

In the absence of your specific instructions as to how to vote, your broker may not vote your shares in the election of the 10 nominees for director or on the shareholder proposal regarding majority voting in uncontested director elections. Under NASDAQ rules, these matters are not considered routine. Based on NASDAQ rules, we believe that the ratification of the appointment by the Audit Committee of BDO USA LLP is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of common stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares FOR the ratification of the appointment by the Audit Committee of BDO USA, LLP. Please return your proxy card so your vote can be counted.

How are abstentions and broker non-votes treated?

Only votes cast for or against are included in determining the votes cast with respect to any matter presented for consideration at the meeting. As described above, when brokers do not have discretion to vote or do not exercise it, the inability or failure to vote is a broker non-vote. Broker non-votes and withheld votes will not be included in the vote total for the proposal to elect the nominees for director and will not affect the outcome of the vote for this proposal. In addition, abstentions are not counted as votes cast on a proposal. Therefore, abstentions and broker non-votes will not count either in favor of or against the ratification of the appointment of BDO USA, LLP or the shareholder proposal regarding majority voting in uncontested director elections.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, to assist in the solicitation of proxies for an estimated fee of $8,000 plus expenses. We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What is “householding” and how does it affect me?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2018 Annual Report. Therefore, if multiple shareholders share your address, then only one proxy statement and 2018 Annual Report may have been delivered to that address. Shareholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or shareholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2018 Annual Report if you send your request to Steven Fitzpatrick, Secretary, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089, 586-920-0100.

Our Website

We maintain a website at www.universallogistics.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

Continued    »

2019 Proxy Statement    29

PART VII – GENERAL INFORMATION

2020 Annual Meeting of Shareholders

If you wish to submit a proposal to be considered at the 2020 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to Steven Fitzpatrick, Vice President—Finance and Investor Relations, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

PROXY STATEMENT PROPOSAL

If you intend to present proposals to be included in our proxy statement for our 2020 Annual Meeting, you must give written notice of your intent to our Secretary on or before November 29, 2019. The proposals must comply with SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s materials.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

It is generally the policy of the Board to consider the shareholder recommendations of proposed director nominees, if such recommendations are serious and timely received.

To be considered timely received, recommendations must be received in writing at our principal executive offices, 12755 E. Nine Mile Road, Warren, Michigan 48089, no later than November 29, 2019. In addition, any shareholder director nominee recommendation must include the following information: (a) the proposed nominee’s name and qualifications and the reason for such recommendation; (b) the name and record address of the shareholder proposing such nominee; (c) a statement that the person has agreed to serve if nominated and elected; and (d) a description of any financial or other relationship between the shareholder and such nominee or between the nominee and us or our subsidiaries. In order to be considered by the Board, any candidate proposed by one or more shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

MATTERS FOR ANNUAL MEETING AGENDA

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than November 29, 2019 and no later than December 29, 2019. For each matter you intend to bring before the meeting, you must include a full description of each such item; the name and address of the person proposing to bring such business before the meeting and, if different, of the shareholder on whose behalf such business is to be brought before the meeting; the number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting and as of the date of such notice; if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, and the written consent of each such nominee to serve if elected; and if so requested by us, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Unless otherwise required by law, the Board will not be obligated to include information as to any nominee for director in any proxy statement or other communication sent to shareholders.

Other Matters

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven Fitzpatrick
Vice President – Finance and Investor Relations
Secretary

Warren, Michigan

March 28, 2019

30    Universal Logistics Holdings, Inc.

UNIVERSAL LOGISTICS HOLDINGS, INC. 12755 E. NINE MILE ROAD WARREN, MI 48089

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 24, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 24, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you vote by telephone or Internet, please do not send your proxy by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71009-P20793	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

UNIVERSAL LOGISTICS HOLDINGS, INC. Vote on Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR all the nominees listed:
1.	To elect 10 directors for the coming year.	☐	☐	☐
Nominees:
01) Grant E. Belanger 06) Matthew T. Moroun
02) Frederick P. Calderone 07) Michael A. Regan
03) Daniel J. Deane 08) Jeff Rogers
04) Clarence W. Gooden 09) Richard P. Urban
05) Manuel J. Moroun 10) H.E. “Scott” Wolfe

Vote on Proposal 2
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	To ratify the selection of BDO USA, LLP as our independent auditors for 2019.					☐	☐	☐

Vote on Proposal 3
The Board of Directors makes no recommendation in favor of or opposed to this shareholder proposal:						For	Against	Abstain
3.	To approve, on an advisory basis, a shareholder proposal for majority voting in uncontested director elections.					☐	☐	☐
NOTE: Such other business that may properly be brought before the meeting or any adjournments or postponements thereof.
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Authorize Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

E71010-P20793

Proxy — Universal Logistics Holdings, Inc.

12755 E. Nine Mile Road, Warren, MI 48089

Solicited on behalf of the BOARD OF DIRECTORS

for the 2019 Annual Meeting of Shareholders

Revoking all prior proxies, the undersigned, a shareholder of UNIVERSAL LOGISTICS HOLDINGS, INC. (the “Company”), hereby appoints Jeff Rogers and Jude Beres, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the common stock of the undersigned in the Company at the Annual Meeting of Shareholders of UNIVERSAL LOGISTICS HOLDINGS, INC. to be held at 12755 E. Nine Mile Road, Warren, Michigan, 48089, on April 25, 2019 at 10:00 a.m., Eastern time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2, AND NEITHER FOR NOR AGAINST PROPOSAL 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE